EXHIBIT 99.1



                                            CONTACT:  Jean Mantuano
                                                      Corporate Communications
                                                      609-987-8221



                               NEWS RELEASE

                           For Immediate Release

                   CYTOGEN ANNOUNCES MANAGEMENT CHANGES


PRINCETON, NJ, January 22, 1998 -- CYTOGEN Corporation
(NASDAQ:CYTO) announced today that William C. Mills III, a member of the Company's Board of Directors, has assumed the office of Chairman of the Board, a position he previously held from January 1995 through May 1996. Mr. Mills is a General Partner of The
Venture Capital Fund of New England. The Company also announced that John E. Bagalay, Jr., who is also a member of the Board of Directors, will serve as interim President and Chief Executive Officer pending conclusion of the Company's search for a new Chief Executive Officer. Dr. Bagalay will continue as CYTOGEN's interim Chief Financial Officer. Thomas J. McKearn, M.D., Ph.D. has relinquished his positions as Chairman, President and Chief
Executive Officer of the Company as had been announced previously, and is returning to a scientific role in the Company. Dr. McKearn is assuming responsibilities as President of the Company's Cellcor operations, with the key assignment of seeking regulatory approval for Cellcor's Autologous Lymphocyte Therapy (ALT). The Company has concluded Phase III clinical trials for ALT and plans to submit a Biologic License Application to the U.S. Food and Drug Administration
(FDA) during the first quarter of 1998.

Mr. Mills stated, "This step represents a continuation of the Company's evolution, beginning with allocating resources to their best fit in an environment in which our commercial operations are beginning to expand. Dr. McKearn's talents are ideally suited to what we believe is the final step in the FDA review process of ALT. We believe ALT, if licensed for marketing by the FDA, has the potential to address unmet medical needs for treatment of life threatening metastatic renal cell carcinoma."

Dr. Bagalay added, "We will continue to direct our resources toward aggressive commercialization and profitability. We have good people, good science and good products at CYTOGEN. With these resources, we are excited about the challenges and opportunities for the upcoming year."

The Company also announced that a recruiting firm had been engaged for the Chief Executive Officer search and stated that the search for a permanent Chief Financial Officer would await a selection of a new Chief Executive Officer. No time frame could be given for the selection process.

Information contained in this press release which is not historical is forward looking. Actual results may differ and are subject to risks and uncertainties, including the ability to obtain regulatory approvals, acceptance in the market of any approved technology, and other risks reviewed in the Company's filings with the Securities and Exchange Commission.


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